EXHIBIT 99.2




                     American Banknote Corporation
                            410 Park Avenue
                     New York, New York 10022-4407

Contact:  Jean Marie Young
          Director - Investor Relations
          (212) 593-5700

                                              FOR IMMEDIATE RELEASE

                          AMERICAN BANKNOTE CORPORATION
               TO RESTATE REVENUES FOR THE SECOND QUARTER OF 1998
            AND NET INCOME FOR THE SECOND AND THIRD QUARTERS OF 1998
                  RELATING TO ITS FORMER HOLOGRAPHIC SUBSIDIARY

NEW YORK, January 19, 1999 - American Banknote Corporation (NYSE:ABN) announced today that its former wholly-owned subsidiary, American Bank Note Holographics (NYSE:ABH), which was sold effective July 20, 1998 in a public offering made the following announcement:

                                 ---------

     "American Bank Note Holographics announced today that its Audit Committee has retained Kramer Levin Naftalis & Frankel LLP, as special legal counsel, and Deloitte & Touche LLP, its auditors, to investigate certain transactions during the second and third quarters of 1998 which resulted in the inappropriate recognition of revenue during such quarters.

     Based upon currently available information resulting from the in-progress audit of the Company's financial statements, sales and net income of the Company have been over-stated for the second and third quarters of 1998. These over-statements may be material and will require restatements of the Company's financial statements for such periods. Since the investigation is in a preliminary stage, the Company cannot estimate the amount of any adjustments or changes to its financial statements that will be required. Revised financial statements will be issued upon completion of the investigation. The Company indicated that the results of the investigation could impact future results of operations. Additionally, based upon available information, the Company expects that revenues and net income for the fourth quarter of 1998 will be significantly lower than that of the fourth quarter of 1997."

                                   ---------

American Banknote Corporation believes that, based upon currently available information, the Holographics restatement will result in a decrease in operating income of ABN for the second quarter of 1998 with a corresponding increase in the gain on sale of subsidiary in the 1998 third quarter. Additionally, reported revenues for the second quarter of 1998 will decrease as a result of this restatement. Revised consolidated financial statements of ABN for the second and third quarters of 1998 will be issued upon the completion of the investigation by Holographics' Audit Committee, discussed above.

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Morris Weissman, Chairman and CEO, said "While this restatement does not involve ongoing businesses at American Banknote Corporation, I am extremely disappointed regarding the events at American Bank Note Holographics, and am committed to resolving the situation as expeditiously as possible."

American Banknote Corporation is a leading global full-service provider of secure transaction solutions in carefully selected markets along three major product groups: Transaction Cards & Systems, Printing Services & Document Management, and Security Printing Solutions. A combined strategy of operating along product lines and constant expansion of transaction activities worldwide reflects the rapidly changing field of electronic commerce.

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities
Litigation Reform act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's Annual Report on Form 10-K and quarterly reports on Form 10-Q on file with the Securities and Exchange Commission.


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